Exhibit 99.1

TurboChef Reports Results for Q3 2005;

Accelerates Upgrades to Tornado™ Oven and Increases Warranty Reserve;

Cites Progress in Commercial Business;
Residential Oven Prototype to be Unveiled in Mid-November

Atlanta, Georgia, November 2, 2005 - TurboChef Technologies, Inc. (NASDAQ: OVEN) today reported financial results for the quarter ended September 30, 2005.

3rd Quarter Significant Items:

•	Total revenue for the quarter was $11.8 million; an increase of 10% sequentially.

•
Subway® continues to be an important customer, having already received 23,000 ovens from TurboChef. Subway is expected to continue to be a significant contributor to future revenues as TurboChef finalizes the international roll out and provides ovens to new Subway restaurants and as existing restaurants assess their needs for additional ovens.

•
Approximately $7.1 million of total revenue in the quarter was from customers other than Subway restaurants, an increase of 27% sequentially. This represents approximately 60% of the Company’s third quarter revenue versus 40% for the nine months ended September 30, 2005. The Company expects this trend to continue as the commercial customer base expands. TurboChef has made significant progress toward adding additional commercial customers and believes it will continue to show steady growth in its non-Subway business as the Company signs more agreements over the next several quarters.

•
Comparing results of operations for the third quarter with the comparable period is not meaningful, because total revenue for the 2004 third quarter reflected an unprecedented number of oven sales attributable to the system-wide roll out of the Company’s Tornado oven model to Subway restaurants. The net loss for the quarter of $16.7 million, or $0.59 per share, includes $6.8 million, or $0.24 per share, related to an additional increase in the Company’s warranty provision. The Company previously recorded a $2.8 million, or $0.10 per share, increase in the warranty provision in the 2005 second quarter. Additionally, the Company recorded $6.3 million, or $0.22 per share, as purchased research and development (“IPRD”) from the acquisition of the patent and technology assets of Global Appliance Technologies, Inc. in September. TurboChef previously announced that it had acquired these complementary cooking technologies to expand the Company’s own proprietary commercial and residential speed cook technologies. The Global technologies allow TurboChef to enhance its products with additional or different features as well as expand the range of its product offerings.

•
The success of Subway’s toasted menu offerings has driven higher than expected usage of the Tornado oven. With the increased number of cook cycles has come an earlier than expected degradation of a certain oven component leading to an unexpected increase in warranty claims for the Subway installed base. The Company’s engineers determined that a change in the control software would improve the longevity and reliability of the ovens. They performed extensive testing of the revised software, and the test results indicate that the software change satisfactorily resolves the oven’s longevity and reliability issues. The Company made the software change in the production line, and it moved to upgrade software in the installed base of ovens on an accelerated basis, including replacing parts that were damaged or believed likely to lead to warranty claims. While this effort initially helped the Company avoid to some extent the higher cost of addressing this upgrade issue through warranty repairs after a failure, there was a significant acceleration of claims related to this issue in the third quarter. As of November 1, 2005, TurboChef has upgraded all but approximately 5,500 of the installed base of Tornado ovens and estimates that substantially all of the ovens will be upgraded by year end 2005.

•
The Company continues to advance toward its goal of introducing a revolutionary residential oven in 2006. In November it will be unveiling its operational residential prototype and conducting a cooking demonstration at its Dallas facilities.

Jan Risi, President and CEO of IPC, the Subway franchisees’ purchasing cooperative, recently commented, “The TurboChef Tornado oven has had a transformational effect on our business in terms of our ability to add new, exciting and high quality menu items that have strengthened our competitive position and resulted in a dramatic increase in sales. We initially chose TurboChef because of its unique and powerful technology; TurboChef's commitment to customer service and support is equally powerful and unique, and the Company has been incredibly responsive to our needs.”

Richard Perlman, Chairman of TurboChef, stated: “We are gratified by Subway’s continued support and strong endorsement of TurboChef. We have learned that our product could and should be improved in certain ways to help keep it operating more reliably for a longer time under extreme high usage circumstances. Although we have incurred additional cost that we could not have anticipated earlier, the result is a superior and unique speed cook oven that has now been successfully battle tested in high numbers. We also have been able to clearly demonstrate the high level of service and support that we offer our customers.”

Financial Review

For the three months ended September 30, 2005, total revenue was $11.8 million compared with $31.0 million the year ago quarter. Cost of product sales for the third quarter of $14.5 million included a charge of $6.8 million to increase the Company’s warranty reserve. Cost of product sales for the third quarter continued to reflect the impact of price pressures on certain materials and component parts, as well as increased freight and handling charges resulting from higher energy costs. Beginning October 1, 2005, the Company implemented price increases for the Tornado and High h Batch ovens designed to help achieve its objective of normalized margins in the range of 37 - 40%.

The Company recorded IPRD of $6.3 million to reflect the results of a preliminary purchase price allocation to the patent and technology assets acquired in the Global transaction. This charge is an allocation of the purchase price to recognize the fair value of in-process research and development for new products and modifications to existing products that have not reached technological feasibility or were not ready for commercial production.

Selling, general and administrative expenses (“SG&A”) for the quarter included legal fees of approximately $600,000 associated with certain litigation matters. SG&A also included increased personnel costs and other administrative expenses in support of the early 2006 launch of the Company’s residential ovens and to augment the infrastructure required for sales, customer service and support activities to more effectively address the commercial market. Higher selling and marketing expenses were incurred reflecting the growth of the volume of sales made to non-Subway customers and for our participation in several trade show events, including a large bi-annual show.

The Company reported a net loss of $16.7 million or $0.59 per diluted share for the third quarter compared with net income of $6.4 million or $0.24 per diluted share for the year ago quarter.

About TurboChef

TurboChef Technologies, Inc. is a leading provider of equipment, technology and services focused on the high-speed preparation of food products for the worldwide commercial primary cooking equipment market and is developing equipment for residential markets through the application of its high-speed cooking technologies. TurboChef’s user-friendly speed cook ovens employ proprietary combinations of heating technologies to cook a variety of food products at speeds faster than, and to quality standards that it believes are comparable or superior to, that of conventional heating methods. The address of TurboChef’s principal executive offices is Six Concourse Parkway, Suite 1900, Atlanta, GA 30328. Visit TurboChef at www.turbochef.com.

TurboChef will be hosting a conference call to discuss its results on Wednesday, November 2, 2005 at 4:45 p.m. EST. To monitor the conference call, please dial (706) 634-4985 (access code: 1792849) or access the audio feed through a webcast link on our website at www.turbochef.com. A replay of the conference call will be available through our website.

For more information, contact:
James A. Cochran
Chief Financial Officer
TurboChef Technologies, Inc.
Six Concourse Parkway
Suite1900
Atlanta, Georgia 30328
(678) 987-1700

Forward-Looking Statements

Certain statements in this release, and other written or oral statements made by or on behalf of TurboChef, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and TurboChef’s future performance, as well as management's expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: the uncertainty of market acceptance and demand for TurboChef’s products, the ability to obtain additional financing necessary to expand operations, the uncertainty of consumer acceptance of new products or technologies that may be offered by TurboChef, the dependence on a limited number of customers, relationships with and dependence on third-party equipment manufacturers and suppliers, impact of competitive products and pricing and other risks detailed in TurboChef’s filings with the Securities and Exchange Commission. The words “looking forward,”“believe,”“expect,”“likely,”“should” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statement was made. TurboChef Technologies, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenues:
Product sales	$11,413	$30,335	$41,366	$33,390
Royalties and services	401	671	1,601	982
Total revenues	11,814	31,006	42,967	34,372

Costs and expenses:
Cost of product sales	14,519	19,302	36,540	20,923
Research and development expenses	953	308	3,125	816
Purchased research and development	6,285	-	6,285	-
Selling, general and administrative expenses	6,412	4,527	17,234	9,743
Depreciation and amortization	775	438	1,802	699
Total costs and expenses	28,944	24,575	64,986	32,181

Operating (loss) income	(17,130)	6,431	(22,019)	2,191

Other income (expense):
Interest income	484	3	1,153	43
Interest expense and other	(69)	(15)	(194)	(22)
	415	(12)	959	21

Net (loss) income	$(16,715)	$6,419	$(21,060)	$2,212

Per share data:
Net (loss) income per share:
Basic	$(0.59)	$0.64	$(0.76)	$0.24
Diluted	(0.59)	0.24	(0.76)	0.09

Weighted average number of common shares outstanding
Basic	28,525,088	9,987,607	27,814,518	9,295,864
Diluted	28,525,088	26,676,983	27,814,518	25,626,925

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	September 30,	December 31,
	2005	2004

Assets:

Current assets:

Cash and cash equivalents	$46,656	$12,942
Restricted cash	-	3,196
Accounts receivable, net of allowance of $186 and $197, respectively	8,578	9,542
Other receivables	2,052	43
Inventory, net	11,732	8,155
Prepaid expenses	501	426

Total current assets	69,519	34,304

Property and equipment, net	6,476	2,678

Developed technology, net	6,972	7,577
Goodwill	5,934	5,808
Covenant not-to-compete	1,991	-
Other assets	318	389

Total assets	$91,210	$50,756

Liabilities and Stockholders’ Equity:

Current liabilities:
Accounts payable	$5,853	$8,401
Other payables	1,445	1,445
Accrued expenses	3,548	3,135
Deferred revenue	1,668	1,338
Accrued warranty and upgrade costs	5,302	2,586
Deferred rent, current	247	-

Total current liabilities	18,063	16,905

Deferred rent, long-term	1,524	-
Other liabilities	77	72

Total liabilities	19,664	16,977

Commitments and contingencies

Stockholders’ equity:

Preferred membership units exchangeable for TurboChef common stock	967	6,351
Common stock, $.01 par value, authorized 100,000,000 shares, issued 28,581,212 and 24,313,158 shares at September 30, 2005 and
December 31, 2004, respectively	286	243
Additional paid-in capital	143,630	79,508
Accumulated deficit	(73,337)	(52,277)
Notes receivable for stock issuances	-	(46)

Total stockholders’ equity	71,546	33,779

Total liabilities and stockholders’ equity	$91,210	$50,756

TURBOCHEF TECHNOLOGIES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Nine Months Ended September 30,
	2005	2004

Cash flows from operating activities:
Net (loss) income	$(21,060)	$2,212
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Purchased research and development	6,285	-
Depreciation and amortization	1,802	699
Amortization of deferred rent	(56)	-
Amortization of deferred loan costs	104	-
Non-cash compensation expense	100	113
Provision for doubtful accounts	53	28
Other	53	18
Changes in operating assets and liabilities, net of effects of acquisition:
Restricted cash	3,196	-
Accounts receivable	977	(15,885)
Inventories	(4,051)	(5,252)
Prepaid expenses and other assets	(2,111)	(179)
Accounts payable	(2,601)	6,365
Accrued expenses and warranty	3,129	5,744
Deferred revenue	330	(32)

Net cash used in operating activities	(13,850)	(6,169)

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(192)	(7,278)
Cash paid for intangible assets	(7,292)	-
Property and equipment expenditures	(2,649)	(2,363)
Other	119	(100)

Net cash used in investing activities	(10,014)	(9,741)

Cash flows from financing activities:
Issuance of common stock, net	54,839	10,007
Proceeds from notes receivable for stock issuances	46	-
Payment of note payable	-	(380)
Payment of deferred loan costs	(156)	-
Proceeds from the exercise of stock options and warrants	2,852	861
Other	(3)	2

Net cash provided by financing activities	57,578	10,490

Net change in cash and cash equivalents	33,714	(5,420)
Cash and cash equivalents at beginning of period	12,942	8,890
Cash and cash equivalents at end of period	$46,656	$3,470

NON CASH INVESTING AND FINANCING ACTIVITIES:

Noncash investing activity - landlord leasehold improvements	$1,832	$-

Noncash financing activity - conversion of Enersyst preferred membership units	5,384	-

Noncash financing activity - issuance of stock in exchange for purchased research and development	993

Noncash financing activity - issuance of preferred membership units exchangeable for TurboChef common stock in connection with Enersyst acquisition	-	6,351

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for income taxes	$201	$-
Cash paid for interest	35	-